Exhibit 99.1

WESTERN GOLDFIELDS INC.
(the “Company”)

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	PURPOSE

The Audit Committee is a committee of the Board of Directors.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by:

•	reviewing the financial statements, financial reports and other financial information provided by the Company to any governmental body or the public and other relevant documents;

•
recommending the appointment and reviewing and appraising the audit efforts of the Company’s independent auditor and providing an open avenue of communication among the independent auditor, financial and senior management and the Board of Directors;

•
serving as an independent and objective party to monitor the Company’s financial reporting process and internal controls, the Company’s processes to manage business and financial risk, and its compliance with legal, ethical and regulatory requirements; and

•	encouraging continuous improvement of, and fostering adherence to, the Company’s policies, procedures and practices at all levels.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.  The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its responsibilities and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the Company’s independent auditors are responsible for auditing those financial statements.

II.	COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of a minimum of three directors as determined by the Board, all of whom shall be independent directors as such term is defined in Schedule “A”.  All members of the Committee shall, to the satisfaction of the Board of Directors, be financially literate as such term is defined in Schedule “A”.  The composition of the Audit Committee shall also have to be compliant with any other regulations, stock exchange or public market rules applicable to the Company.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances require.  The Committee shall meet prior to the filing of quarterly financial statements to review and discuss the unaudited financial results for the preceding quarter and the related Management Discussion & Analysis and shall meet prior to filing the annual audited financial statements to review and discuss the audited financial results for the year and related Management Discussion & Analysis.

As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.  For purposes of performing their oversight related duties, members of the Committee shall have full access to all corporate information and shall be permitted to discuss such information and any other matters relating to the financial position of the Company with senior employees, officers and independent auditors of the Company.  The Company shall ensure that adequate funding is available to the Committee to carry out its functions.

Quorum for the transaction of business at any meeting of the Audit Committee shall be a majority of the number of members of the Committee or such greater number as the Audit Committee shall by resolution determine.

Meetings of the Audit Committee shall be held from time to time and at such place as the Audit Committee or the Chairman of the Committee shall determine upon a 48 hours prior notice to each of the members.  The notice period may be waived by a quorum of the Committee.  Each of the Chairman of the Committee, members of the Committee, Chairman of the Board, independent auditors, Chief Executive Officer, Chief Financial Officer or Secretary shall be entitled to request that the Chairman of the Audit Committee call a meeting which shall be held within 48 hours of receipt of such request.

III.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

1.	Create an agenda for the ensuing year.

2.	Review and update this Charter at least annually, as conditions dictate.

3.
Assist management in preparing and approve all reports and disclosure that may be required regarding the Audit Committee, its composition and responsibilities in its annual information circular, 10-KSB or any other disclosure document as may be required by law or regulations.

4.	Report periodically to the Board of Directors.

Documents/Reports Review

5.	Review the Company’s financial statements as well as all MD&A’s and earnings press releases prior to their publication and/or filing with any governmental body, or the public.

6.
Satisfy itself that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in paragraph 5, and periodically assess the adequacy of such procedures.

Independent Auditor

7.
Recommend to the Board of Directors the selection of the independent auditor, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditor. Instruct the independent auditor that the Board of Directors, as the shareholders' representative, is the independent auditor's client.

8.
Monitor the relationship between management and the independent auditor including reviewing any management letters or other reports of the independent auditor and discussing and resolving any material differences of opinion between management and the independent auditor.

9.
On an annual basis, ensure the Audit Committee’s receipt from the Company’s independent auditor of a  formal written statement delineating all relationships between the Company and the Company’s independent auditor, consistent with Independence Standards Board Standard 1; engage in a dialogue with Company’s independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Company’s independent auditor; and take, or recommend that the full board take, appropriate action to oversee the independence of the Company’s independent auditor;

10.	Pre-approve all non-audit services to be provided to the Company or its subsidiaries by the independent auditor.

11.
Oversee the work and review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant.  Consider with management and the independent auditor the rationale for employing accounting/auditing firms other than the principal independent auditor.

12.
Periodically consult with the independent auditor out of the presence of management about significant risks or exposures, internal controls and other steps that management has taken to control such risks, and the fullness and accuracy of the organization’s financial statements.  Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

13.	Ensure that the independent auditor reports directly to the Audit Committee and arrange for the independent auditor to be available to the Audit Committee and the full Board of Directors as needed.

14.	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the Company’s independent auditor.

Financial Reporting Processes

15.	In consultation with the independent auditor review the integrity of the organization’s financial reporting processes, both internal and external.

16.
Consider the independent auditor’s judgments about the quality and appropriateness, not just the acceptability, of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, particularly about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates and whether those principles are common practices or are minority practices.

17.
Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested by management with the concurrence of the independent auditor and ensure that the management’s reasoning is described in determining the appropriateness of changes in accounting principles and disclosure

Process Improvement

18.
Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

19.
Review the scope and plans of the independent auditor's audit and reviews prior to the audit and reviews being conducted.  The Committee may authorize the independent auditor to perform supplemental reviews or audits as the Committee may deem desirable.

20.
Following completion of the annual audit and quarterly reviews, review separately with each of management and the independent auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and reviews, including any restrictions on the scope of work or access to required information and the cooperation that the independent auditor received during the course of the audit and reviews.

21.	Review and resolve any significant disagreements among management and the independent auditor in connection with the preparation of the financial statements.

22.	Where there are significant unsettled issues the Committee shall ensure that there is an agreed course of action for the resolution of such matters.

23.
Review with the independent auditor and management significant findings during the year and the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.  This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

24.
Review activities, organizational structure, and qualifications of the Chief Financial Officer and the staff in the financial reporting area and see to it that matters related to succession planning within the Company are raised for consideration at the full Board of Directors.

Ethical and Legal Compliance

25.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting internal controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26.
Review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.  Review through appropriate actions taken to ensure compliance with the Code of Ethical Conduct and to review the results of confirmations and violations of such Code.

27.
Review management’s monitoring of the Company’s system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

28.
Review, with the organization’s counsel, legal and regulatory compliance matters, including corporate securities trading policies, and matters that could have a significant impact on the organization’s financial statements.

Risk Management

29.	Review management’s program of risk assessment and steps taken to address significant risks or exposures, including insurance coverage.

General

30.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

31.	The committee shall be empowered to retain and compensate independent counsel, accountants and other professionals to assist it in the performance of its duties as it deems necessary.

32.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Dated September 11, 2007

Schedule “A”

Independence Requirement of Multilateral Instrument 52-110

A member of the Audit Committee shall be considered “independent”, in accordance with Multilateral Instrument 52-110 - Audit Committees (“MI 52-110”), subject to the additional requirements or exceptions provided in MI 52-110, if that member has no direct or indirect relationship with the Company, which could reasonably interfere with the exercise of the member’s independent judgment.  The following persons are considered to have a material relationship with the Company and, as such, can not be a member of the Audit Committee:

(a)	an individual who is, or has been within the last three years, an employee or executive officer of the Company;

(b)	an individual whose immediate family member is, or has been within the last three years, an executive officer of the Company;

(c)	an individual who:

(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm; or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

(d)	an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

(i)	is a partner of a firm that is the Company’s internal or external auditor;

(ii)	is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

(iii)	was within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

(e)
an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the Company's current executive officers serves or served at the same time on the entity's compensation committee; and

(f)
an individual who received, or whose immediate family member who is employed as an executive officer of the Company received, more than $75,000 in direct compensation from the Company during any 12 month period within the last three years, other than as remuneration for acting in his or her capacity as a member of the Board of Directors or any Board committee, or the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service for the Company if the compensation is not contingent in any way on continued service.

In addition to the independence criteria discussed above, any individual who:

(a)
has a relationship with the Company pursuant to which the individual may accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary entity of the Company, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee; or as a part-time chair or vice-chair of the board or any board or committee, or

(b)	is an affiliated entity of the Company or any of its subsidiary entities,

is deemed to have a material relationship with the Company, and therefore, is deemed not to be independent.

The indirect acceptance by an individual of any consulting, advisory or other fee includes acceptance of a fee by:

(a)	an individual's spouse, minor child or stepchild, or a child or stepchild who shares the individual's home; or

(b)
an entity in which such individual is a partner, member, an officer such as a managing director occupying  a  comparable  position  or executive  officer,  or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary entity of the Company.

Financial Literacy Under Multilateral Instrument 52-110

“Financially literate”, in accordance with MI 52-110, means that the director has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

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